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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



 We consent to the incorporation by reference in the registration statements of International Microcomputer Software, Inc. and Subsidiaries on Form S-3 (File No. 33-69206 and 33-80394) and Form S-8 (File No. 33-67208, 33-52480 and
33-71872) of our report dated August 28, 1995, except for the first paragraph of Note 9 for which the date is September 21, 1995, on our audit of the consolidated statements of operations, shareholders' equity and cash flows and financial statement schedule of International Microcomputer Software, Inc. and Subsidiaries for the year ended June 30, 1995, which report is included in this Annual Report on Form 10-K.


/s/ COOPERS & LYBRAND L.L.P.
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Coopers & Lybrand L. L. P.
San Francisco, California
September 29, 1997